AMENDMENT NO. 1 TO THE EXHIBIT 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of February __ 2016 by and among SI Financial Group, Inc. (the “Company”), Savings Institute Bank and Trust Company (the “Bank”), and RHEO A. BROUILLARD (the “Executive”).

WHEREAS, the Company, the Bank and Executive entered into an employment agreement, as amended and restated, effective September 23, 2015 (the “Agreement”); and

WHEREAS, the Company, the Bank and Executive desire to adopt the following clarifying provisions to the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:
1.    Amendment to Section 11f.ii. Section 11f.ii is hereby amended and restated to read as follows:

“ii.
Subject to Section 12 of this Agreement, in the event of termination under this Section 11f., Executive shall be entitled to receive his base salary for the remaining term of the Agreement paid in one lump sum within ten (10) calendar days of such termination. Also, in such event, Executive shall receive a lump sum cash payment within ten (10) calendar days of such termination equal to the benefits he would have received during the remaining term of the Agreement under any retirement programs (whether tax-qualified or non-qualified) in which Executive participated prior to his termination (with the amount of benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding his termination) and continue to participate in any benefit plans of the Company or the Bank that provide health (including medical and dental), life or disability insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Company and the Bank during such period. In the event that the Company and the Bank are unable to provide such coverage by reason of Executive no longer being an employee, the Company and the Bank shall provide Executive with comparable coverage on an individual policy basis.”

2.    Amendment to Section 12b. Section 12b. is hereby amended and restated to read as follows:
“b.    Termination. If within the period ending two (2) years after a Change in Control, (i) the Company and the Bank shall terminate Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Company and the Bank shall, within ten (10) calendar days of the termination of Executive’s

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employment, make a lump-sum cash payment to him equal to 2.99 times the Executive’s average Annual Compensation over the five (5) most recently completed calendar years ending the year immediately preceding the effective date of the Change in Control. In determining Executive’s average Annual Compensation, Annual Compensation shall include base salary and any other taxable income, including but not limited to amounts related to the granting, vesting or exercise of restricted stock or stock options, commissions, bonuses (whether paid or accrued for the applicable period), as well as, retirement benefits, director or committee fees and fringe benefits paid or to be paid to Executive or paid for Executive’s benefit during any such year, profit sharing, employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive of such year. The cash payment made under this Section 12b. shall be made in lieu of any payment also required under Section 11f. of this Agreement because of a termination in such period. Executive’s rights under Section 11f. of this Agreement are not otherwise affected by this Section 12. Also, in such event, Executive shall receive a lump sum cash payment within ten (10) calendar days of such termination equal to the benefits he would have received during a thirty-six (36) month period following his termination of employment under any retirement program (whether tax-qualified or non-qualified) in which Executive participated prior to his termination (with the amount of benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding the Change in Control) and continue to participate in any benefit plans of the Company and the Bank that provide health (including medical and dental), life or disability insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives during such period. In the event that the Company and the Bank are unable to provide such coverage by reason of the Executive no longer being an employee, the Company and the Bank shall provide the Executive with comparable coverage on an individual policy.”
3.    Capitalized Terms. Capitalized terms herein shall have the meanings ascribed to them in the Agreement except as otherwise expressly provided in this Amendment.
4.    Effect of Amendment. Except and to the extent modified by this Amendment, the provisions of the Agreement shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Company, the Bank and Executive have executed this Amendment as of the day and year first written above.
SI FINANCIAL GROUP, INC.

By:
Name:
Title:

SAVINGS INSTITUTE BANK AND TRUST COMPANY

By:
Name:
Title:

EXECUTIVE

    Rheo A. Brouillard

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